Filed Pursuant to Rule 424(b)(5)
Registration No. 333-236369

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 4, 2021

Prospectus Supplement

March         , 2021

(To Prospectus dated February 11, 2020)

$

Atmos Energy Corporation

$             % Senior Notes due 2023

$             Floating Rate Senior Notes due 2023

This is an offering of $        aggregate principal amount of        % Senior Notes due 2023 (the “fixed rate notes”) and $                aggregate principal amount of Floating Rate Senior Notes due 2023 (the “floating rate notes” and, together with the fixed rate notes, the “notes”). The fixed rate notes will mature on                , 2023 and the floating rate notes will mature on                , 2023.

The fixed rate notes will bear interest at a rate of        % per year beginning                , 2021. We will pay interest on the fixed rate notes semi-annually in arrears on                 and                of each year they are outstanding, beginning                    , 2021. The fixed rate notes are subject to optional redemption at any time on or after                     , 2021 at a price equal to 100% of the principal amount of the fixed rate notes being redeemed, plus any accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

The floating rate notes will bear interest at a rate equal to the Three-Month LIBOR Rate (as defined herein) plus                basis points per year, payable quarterly in arrears on                 ,                ,                 and                of each year, beginning on                , 2021, subject to the provision set forth under the caption “Description of the Notes—Payment of Principal and Interest—Floating Rate Notes.” The floating rate notes are subject to optional redemption at any time on or after                 , 2021 at a price equal to 100% of the principal amount of the floating rate notes being redeemed, plus any accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

The notes are unsecured senior obligations and rank equally in right of payment with all of our other existing and future unsubordinated debt. The notes will be issued only in registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-10 of this prospectus supplement.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Atmos Energy
Per fixed rate note		%		%		%
Total	$		$		$
Per floating rate note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and/or Euroclear Bank SA/NV, on or about                    , 2021.

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	TD Securities

BNP PARIBAS	Credit Agricole CIB	MUFG	US Bancorp

Prospectus Supplement

Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated February 11, 2020, which gives more general information, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recent document shall control. This prospectus supplement and the accompanying prospectus are a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules.

We have not, and the underwriters have not, authorized any other person to provide you with information other than information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to the offering of notes made pursuant to this prospectus supplement. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in the accompanying prospectus.

Neither Atmos Energy Corporation nor the underwriters are making an offer of these notes in any jurisdiction where the offer is not permitted.

The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement or the date of such incorporated documents, regardless of the time of delivery of this prospectus supplement or of any sale of notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The terms “we,” “our,” “us,” and “Atmos Energy” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term the “Company” refers to Atmos Energy Corporation and not its subsidiaries. The term “you” refers to a prospective investor. The abbreviations “Mcf” and “MMBtu” mean thousand cubic feet and million British thermal units, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included in this prospectus supplement and the accompanying prospectus are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those expressed or implied in the statements relating to our strategy, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. These risks and uncertainties include the following:

•	federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	increased federal regulatory oversight and potential penalties;

•	possible increased federal, state and local regulation of the safety of our operations;

•	the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs;

•	the inherent hazards and risks involved in distributing, transporting and storing natural gas;

•	the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services;

•	increased competition from energy suppliers and alternative forms of energy;

•	adverse weather conditions, including the impacts from the February 2021 winter storm;

•	the impact of climate change;

•	the inability to continue to hire, train and retain operational, technical and managerial personnel;

•	increased dependence on technology that may hinder the Company’s business if such technologies fail;

•

the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•

natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein or in our reports filed with the SEC, all of which are difficult to predict and many of which are beyond our control;

•	the capital-intensive nature of our business;

•	our ability to continue to access the credit and capital markets to execute our business strategy;

•	market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk;

•	the concentration of our operations in Texas;

•	the impact of adverse economic conditions on our customers;

•	changes in the availability and price of natural gas, including the impacts from the February 2021 winter storm;

•	increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements;

•	the outbreak of COVID-19 and its impact on business and economic conditions; and

•	other risks and uncertainties discussed in this prospectus supplement, any accompanying prospectus and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

For additional factors you should consider, please see “Risk Factors” on page S-10 of this prospectus supplement, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September  30, 2020 and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020. See also “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

ATMOS ENERGY CORPORATION

Atmos Energy Corporation, headquartered in Dallas, Texas, and incorporated in Texas and Virginia, is engaged in the regulated natural gas distribution and pipeline and storage businesses. We distribute natural gas through sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers throughout our six distribution divisions, which at December 31, 2020 covered service areas located in eight states. In addition, we transport natural gas for others through our distribution and pipeline systems.

We manage and review our consolidated operations through the following reportable segments:

•	The distribution segment is primarily comprised of our regulated natural gas distribution and related sales operations in eight states.

•	The pipeline and storage segment is comprised primarily of the pipeline and storage operations of our Atmos Pipeline-Texas division and our natural gas transmission operations in Louisiana.

Recent Developments

Winter Storm Event. A historic winter weather storm impacted supply, market pricing and demand for natural gas in our service territories beginning February 11 and continuing through February 20, 2021. On February 12, 2021, the Governor of Texas declared a state of disaster for all 254 counties in the State in response to the then-forecasted weather conditions. The declaration certified that severe winter weather posed an imminent threat due to prolonged freezing temperatures, heavy snow, and freezing rain statewide.

Also, on February 12, 2021, the Railroad Commission of Texas (the “RRC”) issued an Emergency Order to temporarily implement a statewide utilities curtailment program intended to protect residences, hospitals, schools, churches, and other human needs customers in the State of Texas.

On February 13, 2021, the RRC issued a Notice to Local Distribution Companies that acknowledged that, due to the demand for natural gas during this winter weather event, natural gas utility local distribution companies may be required to pay extraordinarily high prices in the market for natural gas and may be subjected to other extraordinary expenses when responding to the winter weather event. The RRC also encouraged natural gas utilities to continue to work to ensure that the citizens of the State of Texas are provided with safe and reliable natural gas service. To partially defer and reduce the impact on customers for these costs that ultimately are reflected in customer bills, the RRC authorized local distribution companies to record a regulatory asset to account for the extraordinary expenses associated with this winter weather event, including but not limited to gas cost and other costs related to the procurement and transportation of gas supply. These expenses will be fully subject to review for reasonableness and accuracy in future regulatory proceedings. As a reminder, Atmos Energy buys gas at a wholesale rate and passes that price on to customers without any markup.

On February 14, 2021, the Governor of Kansas issued a State of Disaster Emergency due to wind chill warnings and stress on utility and natural gas providers caused by the significantly colder than normal weather.

The executive order also urged Kansas citizens to conserve energy to help ensure a continued supply of natural gas and electricity and keep their own personal costs down. The declaration also noted that due to increased energy demand and natural gas supply constraints caused by sub-zero temperatures, utilities are currently experiencing wholesale natural gas prices anywhere from 10 to 100 times higher than normal.

On February 15, 2021 the State Corporation Commission of the State of Kansas issued an Emergency Order (the “Order”) directing all jurisdictional natural gas and electric utilities to coordinate efforts and take all reasonably feasible, lawful, and appropriate actions to ensure adequate delivery of natural gas and electricity to interconnected, non-jurisdictional utilities in Kansas. The Order also requires jurisdictional natural gas and electric utilities to do all things possible and necessary to ensure natural gas and electricity utility services continue to be provided to their customers in Kansas. Finally, the Order allows those electric and natural gas distribution utilities who incur extraordinary costs to ensure its customers and other interconnected customers continue to receive utility service during this unprecedented cold weather event to defer those costs to a regulatory asset account. Once this weather event is over, each jurisdictional utility will be required to file a compliance report detailing the extent of such costs incurred and present a plan to minimize the financial impacts of this event on ratepayers over a reasonable time frame.

Due to the historic nature of this winter storm, we experienced unforeseeable and unprecedented market pricing for gas costs, which resulted in aggregated natural gas purchases during this period of approximately $2.5 billion, with approximately 95% incurred in Texas (the “Natural Gas Purchases”). The final amount of the gas purchases remains subject to change as volume balancing, final pricing and invoicing is completed in late March 2021.

The Company intends to finance its incremental natural gas purchases prior to March 25, 2021, when payment for these purchases is due, using the net proceeds of this offering, anticipated borrowings under a new unsecured term loan, available proceeds from our At-the-Market equity sales program, short-term debt, and cash.

As of March 4, 2021, we had approximately $3.0 billion in total liquidity, including approximately $422 million in operating cash and $247 million in net proceeds from our At-the-Market equity sales program which must be settled by September 30, 2021.

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227. Our internet website address is www.atmosenergy.com. Information on or connected to our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

SUMMARY FINANCIAL DATA

The following table presents summary consolidated and segment financial data of Atmos Energy Corporation for the periods and as of the dates indicated. We derived the summary financial data for the fiscal years ended September 30, 2020, 2019, 2018, 2017 and 2016 from our audited consolidated financial statements and the summary financial data for the three months ended December 31, 2020 and 2019 from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, except as stated in the related notes thereto and, in the opinion of management, include all normal recurring adjustments considered necessary for a fair presentation of our financial condition and result of operations for such periods. Please note that, given the inherent seasonality in our business, the results of operations for the three months ended December 31, 2020 presented below are not necessarily indicative of results for the entire fiscal year.

The information is only a summary and does not provide all of the information contained in our financial statements. Therefore, you should read the information presented below in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our annual report on Form 10-K for the fiscal year ended September 30, 2020 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes included in our quarterly report on Form 10-Q for the quarterly period ended December 31, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended December 31,		Year Ended September 30,
	2020	2019	2020	2019	2018	2017	2016
	(unaudited)		(In thousands, except per share data)
Consolidated Financial Data
Operating revenues	$914,480	$875,563	$2,821,137	$2,901,848	$3,115,546	$2,759,735	$2,454,648
Purchased gas cost	$288,260	$296,868	$658,854	$858,837	$1,167,848	$925,536	$746,192
Operating expenses(1)	$327,380	$325,914	$1,338,184	$1,296,953	$1,219,764	$1,098,571	$1,043,088
Operating income(1)	$298,840	$252,781	$824,099	$746,058	$727,934	$735,628	$665,368
Income from continuing operations	$217,678	$178,673	$601,443	$511,406	$603,064	$382,711	$345,542
Income from discontinued operations(2)(3)	—	—	—	—	—	$13,710	$4,562
Net income(4)(5)	$217,678	$178,673	$601,443	$511,406	$603,064	$396,421	$350,104
Diluted income per share from continuing operations(4)(5)	$1.71	$1.47	$4.89	$4.35	$5.43	$3.60	$3.33
Diluted net income per share(4)(5)	$1.71	$1.47	$4.89	$4.35	$5.43	$3.73	$3.38
Cash dividends declared per share	$0.625	$0.575	$2.30	$2.10	$1.94	$1.80	$1.68
Cash flows from operating activities	$157,069	$172,445	$1,037,999	$968,769	$1,124,662	$867,090	$794,990
Capital expenditures	$456,809	$529,186	$1,935,676	$1,693,477	$1,467,591	$1,137,089	$1,086,950

See footnotes on following page.

	As of December 31,		As of September 30,
	2020	2019	2020	2019	2018	2017	2016
	(unaudited)		(In thousands)
Total Assets	$16,475,879	$14,388,125	$15,359,032	$13,367,619	$11,874,437	$10,749,596	$10,010,889
Debt
Long-term debt(6)	$5,124,862	$4,324,285	$4,531,779	$3,529,452	$2,493,665	$3,067,045	$2,188,779
Short-term debt(6)(7)	$171	$50	$165	$464,915	$1,150,780	$447,745	$1,079,811

Total debt	$5,125,033	$4,324,335	$4,531,944	$3,994,367	$3,644,445	$3,514,790	$3,268,590
Shareholder’s equity	$7,213,156	$6,127,775	$6,791,203	$5,750,223	$4,769,951	$3,898,666	$3,463,059

	Three Months Ended December 31,		Year Ended September 30,
Segment Operating Income(1)(3)	2020	2019	2020	2019	2018	2017	2016
	(unaudited)		(In thousands)
Distribution	$209,554	$180,277	$528,243	$470,772	$485,667	$513,724	$450,022
Pipeline and storage	$89,286	$72,504	$295,856	$275,286	$242,267	$221,904	$215,346
Eliminations	—	—	—	—	—	—	—

Consolidated	$298,840	$252,781	$824,099	$746,058	$727,934	$735,628	$665,368

(1)

In accordance with our adoption of new accounting standards, changes in income statement presentation were implemented on a retrospective basis and impacted previously issued financial statements for the fiscal years ended 2016 through 2018.

(2)	Income from discontinued operations for the fiscal year ended September 30, 2017 includes a gain on the sale of discontinued operations of $2.7 million.
(3)

We manage and review our consolidated operations through the following reportable segments: (i) Distribution and (ii) Pipeline and Storage. The financial results of our former Natural Gas Marketing segment are reported as discontinued operations for fiscal years ended 2016 and 2017.

(4)

In fiscal 2018, the enactment of the Tax Cuts and Jobs Act of 2017 required us to remeasure our deferred tax assets and liabilities at our new federal statutory income tax rate as of December 22, 2017. This remeasurement resulted in the recognition of a non-cash income tax benefit of $158.8 million, or $1.43 per diluted share for the fiscal year ended September 30, 2018.

(5)

In fiscal 2020, due to the passage of Kansas House Bill 2585, we remeasured our deferred tax liability and updated our state deferred tax rate. As a result, we recorded a non-cash income tax benefit of $21.0 million, or $0.17 per diluted share for the fiscal year ended September 30, 2020.

(6)

Long-term debt excludes current maturities. Short-term debt is comprised of current maturities of long-term debt (which beginning in fiscal 2020 includes the current portion of certain finance lease obligations recognized as such due to the adoption of new accounting standards) and short-term debt.

(7)	Beginning in fiscal 2020, we recognize current finance lease obligations within current maturities of long-term debt.

THE OFFERING

Issuer	Atmos Energy Corporation

Notes Offered	$ aggregate principal amount of % senior notes due 2023.
$ aggregate principal amount of floating rate senior notes due 2023.

Maturity	The fixed rate notes will mature on , 2023.
The floating rate notes will mature on , 2023.

Interest

The fixed rate notes will bear interest at the rate of         % per year.

Interest on the fixed rate notes will be payable semi-annually in arrears on         and         of each year they are outstanding, beginning on         , 2021, and will be payable to holders of record at the close of business on the         or         immediately preceding the interest payment date (whether or not a business day).

The floating rate notes will bear interest at a rate equal to the Three-Month LIBOR Rate (as defined herein) plus         basis points per year reset quarterly for the applicable interest period. The interest rate will be determined by reference to a different base rate than the Three-Month LIBOR Rate if we or our Designee (as defined herein) determine that a Benchmark Transition Event (as defined herein) has occurred with respect to the Three-Month LIBOR Rate. See “Description of the Notes—Payment of Principal and Interest—Floating Rate Notes—Effect of Benchmark Transition Event.”

Interest on the floating rate notes is payable quarterly in arrears on        ,          ,          and         , commencing on        , 2021.

Ranking	The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and to the indebtedness and liabilities of our subsidiaries.

Optional Redemption

We may redeem the fixed rate notes at any time on or after         , 2021 (the “Fixed Rate Par Call Date”), in whole or in part, at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date. We do not have the right to redeem the fixed rate notes prior to the Fixed Rate Par Call Date.

We may redeem the floating rate notes at any time on or after         , 2021 (the “Floating Rate Par Call Date”), in whole or in part by paying 100% of the principal amount of the floating rate notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. We do not have the right to redeem the floating rate notes prior to the Floating Rate Par Call Date.

For additional information, please see “Description of the Notes—Optional Redemption.”

Covenants of the Indenture	We will issue the notes under an indenture, which will, among other things, restrict our ability to create liens and to enter into sale and leaseback transactions. See “Description of Debt Securities—Covenants” beginning on page 9 of the accompanying prospectus.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $ million. We intend to use the net proceeds from this offering for the payment of Natural Gas Purchases. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Trustee	U.S. Bank National Association

Risk Factors	Investing in the notes involves risks. See “Risk Factors” on page S-10 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes.

Risks Related to the Floating Rate Notes

Uncertainty relating to the calculation of the U.S. dollar London Interbank Offered Rate (“LIBOR”) and other reference rates and their potential discontinuance may materially adversely affect the value of the floating rate notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices that are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on November 30, 2020, the ICE Benchmark Administration announced that it will consult on its intention to cease publication of the Three-Month LIBOR Rate immediately following the LIBOR publication on June 30, 2023. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after June 23, 2023.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

If it is determined that LIBOR has been discontinued and an alternative reference rate for the Three-Month LIBOR Rate is used as described in “Description of the Notes—Payment of Principal and Interest—Floating Rate Notes,” we or our designee (which may be an independent financial advisor or any of our other designees (any of such entities, a “Designee”)) may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See “Description of the Notes—Payment of Principal and Interest—Floating Rate Notes.” Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on the floating rate notes that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the floating rate notes if published LIBOR continued to be available.

Other floating rate debt securities, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on the floating rate notes, or the market liquidity and market value of the floating rate notes.

Interest on the floating rate notes will be calculated using a Benchmark Replacement selected by us (or our Designee) if a Benchmark Transition Event occurs.

As described in detail in the section “Description of the Notes—Payment of Principal and Interest—Floating Rate Notes—Effect of Benchmark Transition Event” (the “benchmark transition provisions”), if during the term of the floating rate notes, we (or our Designee) determine that a Benchmark Transition Event (as defined in the benchmark transition provisions) and its related Benchmark Replacement Date (as defined in the benchmark transition provisions) have occurred with respect to LIBOR (or the then-current Benchmark, as applicable), we (or our Designee) in our sole discretion will select a Benchmark Replacement (as defined in the benchmark transition provisions) as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination as determined by us (or our Designee) in our sole discretion.

Our interests (or our Designee’s) in making the determinations described above may be adverse to the interests of a holder of the floating rate notes. The selection of a Benchmark Replacement, and any decisions made by us (or our Designee) in connection with implementing a Benchmark Replacement with respect to the floating rate notes, could result in adverse consequences to the applicable interest rate on the floating rate notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the floating rate notes and SOFR may not be a suitable replacement for the Three-Month LIBOR Rate.

The terms of the floating rate notes provide for a “waterfall” of alternative rates to be used to determine the interest rate if a Benchmark Transition Event and related Benchmark Replacement Date occur. If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the floating rate notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, references to SOFR-linked debentures or debt securities mean the floating rate notes at any time when the rate of interest on those debentures or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on the SOFR. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York, and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the Federal Reserve Bank of New York, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the floating rate notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the Federal Reserve Bank of New York), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, us (or our Designee). In addition, the benchmark transition provisions expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes (as defined in the benchmark transition provisions) with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment (as defined in the benchmark transition provisions), and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the floating rate notes, which could adversely affect the return on, value of and market for the floating rate notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The Federal Reserve Bank of New York began to publish SOFR in April 2018. Although the Federal Reserve Bank of New York has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities may have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the floating rate notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to a holder of the floating rate notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on, value of and market for the floating rate notes.

The interest rate on the floating rate notes may be determined by reference to a Benchmark Replacement even if the Three-Month LIBOR Rate continues to be published.

If a Benchmark Transition Event and related Benchmark Replacement Date occur with respect to the Three-Month LIBOR Rate, the interest rate on the floating rate notes will thereafter be determined by reference to the applicable Benchmark Replacement. A Benchmark Transition Event includes, among other things, a public statement or publication of information by the regulatory supervisor for the administrator of the Three-Month LIBOR Rate announcing that the Three-Month LIBOR Rate is no longer representative. The interest rate on the floating rate notes may, therefore, cease to be determined by reference to the Three-Month LIBOR Rate and instead be determined by reference to a Benchmark Replacement, even if the Three-Month LIBOR Rate continues to be published. Such replacement rate may be lower than the Three-Month LIBOR Rate for so long as the Three-Month LIBOR Rate continues to be published, and the return on, value of and market for the floating rate notes may be adversely affected.

The amount of interest payable on the floating rate notes is set only once per period based on the Three-Month LIBOR Rate on the interest determination date, which may fluctuate significantly.

In the past, the level of Three-Month LIBOR Rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of Three-Month LIBOR Rate are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that Three-Month LIBOR Rate is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of Three-Month LIBOR Rate as an indication of its future performance. You should further note that although actual Three-Month LIBOR Rate on an interest payment date or at other times during an interest period may be higher than Three-Month LIBOR Rate on the applicable interest determination date, holders will not benefit from Three-Month LIBOR Rate at any time other than on the interest determination date for such interest period. As a result, changes in Three-Month LIBOR Rate may not result in a comparable change in the market value of the floating rate notes.

Additionally, if a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the floating rate notes will be determined using SOFR, except in certain circumstances. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. SOFR, over the term of the floating rate notes, may bear little or no relation to the historical actual or historical indicative data.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $                million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the payment of Natural Gas Purchases.

CAPITALIZATION

The following table presents our cash and cash equivalents, short-term debt and capitalization as of December 31, 2020, on an actual basis and as adjusted to reflect the issuance of notes in this offering and the use of proceeds therefrom as described under “Use of Proceeds.” You should read this table in conjunction with the section entitled “Use of Proceeds” and our condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2020
	Actual	As Adjusted
	(unaudited)
	(In thousands, except share data)
Cash and cash equivalents	$457,599	$

Short-term debt
Current maturities of long-term debt (1)	$171		$171
Other short-term debt	—		—

Total short-term debt (1)	$171		$171

Long-term debt, less current portion	$5,124,862	$

Shareholders’ equity
Common stock, no par value (stated at $.005 per share); 200,000,000 shares authorized; 128,152,961 shares issued and outstanding, actual and as adjusted	$641		$641
Additional paid-in capital	4,600,314		4,600,314
Retained earnings	2,609,669		2,609,669
Accumulated other comprehensive income	2,532		2,532

Shareholders’ equity	7,213,156		7,213,156

Total capitalization (2)	$12,338,018	$

(1)	Represents finance lease obligations recognized as current maturities of long-term debt in accordance with our adoption of new accounting standards.
(2)

Total capitalization excludes the current portion of long-term debt and other short-term debt (which beginning in fiscal 2020 includes the current portion of certain finance lease obligations recognized as such due to the adoption of new accounting standards).

BUSINESS

Overview

Atmos Energy Corporation, headquartered in Dallas, Texas, and incorporated in Texas and Virginia, is one of the country’s largest natural-gas-only distributors based on number of customers. We deliver natural gas through regulated sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers in eight states located primarily in the South. We also operate one of the largest intrastate pipelines in Texas based on miles of pipe.

Operating Segments

We manage and review our consolidated operations through the following reportable segments:

•	The distribution segment is primarily comprised of our regulated natural gas distribution and related sales operations in eight states.

•	The pipeline and storage segment is comprised primarily of the pipeline and storage operations of our Atmos Pipeline-Texas Division (“APT”) and our natural gas transmission operations in Louisiana.

Distribution Segment Overview

The following table summarizes key information about our six regulated natural gas distribution divisions as of September 30, 2020, presented in order of total rate base.

Division	Service Areas	Communities Served	Customer Meters
Mid-Tex	Texas, including the Dallas/Fort Worth Metroplex	550	1,751,898
Kentucky/Mid-States	Kentucky	230	182,639
	Tennessee		156,820
	Virginia		24,493
Louisiana	Louisiana	270	368,332
West Texas	Amarillo, Lubbock, Midland	80	320,085
Mississippi	Mississippi	110	267,482
Colorado-Kansas	Colorado	170	123,423
	Kansas		138,009

We operate in our service areas under terms of non-exclusive franchise agreements granted by the various cities and towns that we serve. At September 30, 2020, we held 1,023 franchises having terms generally ranging from five to 35 years. A significant number of our franchises expire each year, which require renewal prior to the end of their terms. Historically, we have successfully renewed these franchises and believe that we will continue to be able to renew our franchises as they expire.

Revenues in this operating segment are established by regulatory authorities in the states in which we operate. These rates are intended to be sufficient to cover the costs of conducting business, including a reasonable return on invested capital. In addition, we transport natural gas for others through our distribution systems.

Rates established by regulatory authorities often include cost adjustment mechanisms for costs that (i) are subject to significant price fluctuations compared to our other costs, (ii) represent a large component of our cost of service and (iii) are generally outside our control.

Purchased gas cost adjustment mechanisms represent a common form of cost adjustment mechanism. Purchased gas cost adjustment mechanisms provide a method of recovering purchased gas costs on an ongoing basis without filing a rate case because they provide a dollar-for-dollar offset to increases or decreases in the cost of natural gas.

Additionally, some jurisdictions have performance-based ratemaking adjustments to provide incentives to minimize purchased gas costs through improved storage management and use of financial instruments to reduce volatility in gas costs. Under the performance-based ratemaking adjustments, purchased gas costs savings are shared between the Company and its customers.

Our rate strategy focuses on reducing or eliminating regulatory lag, obtaining adequate returns and providing stable, predictable margins, which benefit both our customers and the Company. As a result of our ratemaking efforts in recent years, Atmos Energy has:

•	Formula rate mechanisms in place in four states that provide for an annual rate review and adjustment to rates.

•

Infrastructure programs in place in the majority of our states that provide for an annual adjustment to rates for qualifying capital expenditures. Through our annual formula rate mechanisms and infrastructure programs, we have the ability to recover approximately 90 percent of our capital expenditures within six months and substantially all of our capital expenditures within twelve months.

•

Authorization in tariffs, statute or commission rules that allows us to defer certain elements of our cost of service such as depreciation, ad valorem taxes and pension costs, until they are included in rates.

•	Weather normalization adjustment mechanisms in seven states that serve to minimize the effects of weather on approximately 97 percent of our residential and commercial revenues.

•	The ability to recover the gas cost portion of bad debts in five states.

Pipeline and Storage Segment Overview

Our pipeline and storage segment consists of the pipeline and storage operations of APT and our natural gas transmission operations in Louisiana. APT is one of the largest intrastate pipeline operations in Texas with a heavy concentration in the established natural gas-producing areas of central, northern and eastern Texas, extending into or near the major producing areas of the Barnett Shale, the Texas Gulf Coast and the Permian Basin of West Texas. Through its system, APT provides transportation and storage services to our Mid-Tex Division, other third party local distribution companies, industrial and electric generation customers, marketers and producers. As part of its pipeline operations, APT owns and operates five underground storage reservoirs in Texas.

Revenues earned from transportation and storage services for APT are subject to traditional ratemaking governed by the Railroad Commission of Texas. Rates are updated through periodic filings made under Texas’ Gas Reliability Infrastructure Program (“GRIP”). GRIP allows us to include in our rate base annually approved capital costs incurred in the prior calendar year provided that we file a complete rate case at least once every five years; the most recent of which was completed in August 2017. APT’s existing regulatory mechanisms allow certain transportation and storage services to be provided under market-based rates.

Our natural gas transmission operations in Louisiana are comprised of a 21-mile pipeline located in the New Orleans, Louisiana area that is primarily used to aggregate gas supply for our distribution division in Louisiana under a long-term contract and, on a more limited basis, to third parties. The demand fee charged to our Louisiana distribution division for these services is subject to regulatory approval by the Louisiana Public Service Commission. We also manage two asset management plans in Louisiana that serve distribution affiliates of the Company, which have been approved by applicable state regulatory commissions. Generally, these asset management plans require us to share with our distribution customers a significant portion of the cost savings earned from these arrangements.

Other Regulation

We are regulated by various state or local public utility authorities. We are also subject to regulation by the United States Department of Transportation with respect to safety requirements in the operation and maintenance of our transmission and distribution facilities. In addition, our operations are also subject to various state and federal laws regulating environmental matters. From time to time, we receive inquiries regarding various environmental matters. We believe that our properties and operations substantially comply with, and are operated in substantial conformity with, applicable safety and environmental statutes and regulations. There are no administrative or judicial proceedings arising under environmental quality statutes pending or known to be contemplated by governmental agencies which would have a material adverse effect on us or our operations. Our environmental claims have arisen primarily from former manufactured gas plant sites. The Pipeline and Hazardous Materials Safety Administration (“PHMSA”), within the U.S. Department of Transportation, develops and enforces regulations for the safe, reliable and environmentally sound operation of the pipeline transportation system. The PHMSA pipeline safety statutes provide for states to assume safety authority over intrastate natural gas transmission and distribution pipelines. State pipeline safety programs are responsible for adopting and enforcing the federal and state pipeline safety regulations for intrastate natural gas transmission and distribution pipelines.

The Federal Energy Regulatory Commission (“FERC”) allows, pursuant to Section 311 of the Natural Gas Policy Act (“NGA”), gas transportation services through our APT assets “on behalf of” interstate pipelines or local distribution companies served by interstate pipelines, without subjecting these assets to the jurisdiction of the FERC under the NGA. Additionally, the FERC has regulatory authority over the use and release of interstate pipeline and storage capacity. The FERC also has authority to detect and prevent market manipulation and to enforce compliance with FERC’s other rules, policies and orders by companies engaged in the sale, purchase, transportation or storage of natural gas in interstate commerce. We have taken what we believe are the necessary and appropriate steps to comply with these regulations.

The SEC and the Commodity Futures Trading Commission, pursuant to the Dodd-Frank Act (“Dodd-Frank”), established numerous regulations relating to U.S. financial markets. We enacted procedures and modified existing business practices and contractual arrangements to comply with such regulations. There are, however, some rulemaking proceedings that have not yet been finalized or implemented, including those relating to capital and margin rules for (non-cleared) swaps. We do not expect these rules to directly impact our business practices or collateral requirements. However, depending on the substance of these final rules, in addition to certain international regulatory requirements still under development that are similar to Dodd-Frank, our swap counterparties could be subject to additional and potentially significant capitalization requirements. These regulations could motivate counterparties to increase our collateral requirements or cash postings.

Competition

Although our regulated distribution operations are not currently in significant direct competition with any other distributors of natural gas to residential and commercial customers within our service areas, we do compete with other natural gas suppliers and suppliers of alternative fuels for sales to industrial customers. We compete in all aspects of our business with alternative energy sources, including, in particular, electricity. Electric utilities offer electricity as a rival energy source and compete for the space heating, water heating and cooking markets. Promotional incentives, improved equipment efficiencies and promotional rates all contribute to the acceptability of electrical equipment. The principal means to compete against alternative fuels is lower prices, and natural gas historically has maintained its price advantage in the residential, commercial and industrial markets.

Our pipeline and storage operations have historically faced competition from other existing intrastate pipelines seeking to provide or arrange transportation, storage and other services for customers. In the last few years, several new pipelines have been completed, which has increased the level of competition in this segment of our business.

Distribution, Transmission and Related Assets

At September 30, 2020, in our distribution segment, we owned an aggregate of 71,558 miles of underground distribution and transmission mains throughout our distribution systems. These mains are located on easements or rights-of-way. We maintain our mains through a program of continuous inspection and repair and believe that our system of mains is in good condition. Through our pipeline and storage segment we owned 5,684 miles of gas transmission lines as well.

Storage Assets

We own underground gas storage facilities in several states to supplement the supply of natural gas in periods of peak demand. At September 30, 2020, the underground gas storage facilities of our distribution segment had a total usable capacity of 13,103,562 Mcf and a maximum daily delivery capacity of 234,100 Mcf, with the underground gas storage facilities of our pipeline and storage segment having a total usable capacity of 46,494,589 Mcf and a maximum daily delivery capacity of 1,766,000 Mcf.

Additionally, we contract for storage service in underground storage facilities on many of the interstate pipelines serving us to supplement our proprietary storage capacity. The amount of our contracted storage capacity can vary from time to time. At September 30, 2020, we had contracted storage capacity as follows: (i) distribution segment—maximum quantity of 31,713,242 MMBtu and a maximum daily withdrawal quantity of 1,042,814 MMBtu and (ii) pipeline and storage segment—maximum storage quantity of 1,000,000 MMBtu and a maximum daily withdrawal quantity of 47,500 MMBtu.

For more information on our storage assets, see “Item 2. Properties” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

DESCRIPTION OF THE NOTES

We have summarized certain provisions of the notes below. Each series of notes constitutes a series of the debt securities described in the accompanying prospectus. The notes will be issued under an indenture dated March 26, 2009 (the “indenture”) entered into with U.S. Bank National Association, as trustee.

The following description of certain terms of the notes and certain provisions of the indenture in this prospectus supplement supplements the description under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the indenture, which we have filed with the SEC, because it, and not the description below and in the accompanying prospectus, will define your rights as a holder of the notes. We have filed the indenture as an exhibit to our current report on Form 8-K that was filed with the SEC on March 26, 2009. You may obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” in the accompanying prospectus.

General

The fixed rate notes initially will be limited to $                million aggregate principal amount and the floating rate notes initially will be limited to $                million aggregate principal amount. We may, at any time, without the consent of the holders of the notes of a series, issue additional notes having the same ranking, interest rate, maturity and other terms (except for the issue date, public offering price and, if applicable, the first interest payment date) as the notes of such series. Any such additional notes, together with the notes of the applicable series being offered by this prospectus supplement, will constitute a single series of notes under the indenture.

The notes will be unsecured and unsubordinated obligations of Atmos Energy. Any secured debt that we may have from time to time will have a prior claim with respect to the assets securing that debt. As of December 31, 2020, we had no secured debt outstanding. The notes will rank equally in right of payment with all of our other existing and future unsubordinated debt and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness and to the indebtedness and liabilities of our subsidiaries. The notes are not guaranteed by, and are not the obligation of, any of our subsidiaries. Neither series of notes will be listed on any securities exchange or quoted on any automated quotation system.

The notes will be issued in book-entry form as one or more global notes registered in the name of the nominee of The Depository Trust Company, or DTC, which will act as a depository, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Beneficial interests in book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants.

Payment of Principal and Interest

Fixed Rate Notes

The fixed rate notes will mature on        , 2023 and bear interest at the rate of                % per year.

We will pay interest on the fixed rate notes semi-annually in arrears on                and        of each year they are outstanding, beginning                , 2021.

Interest will accrue from                 or from the most recent interest payment date to which we have paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

We will pay interest on the fixed rate notes in immediately available funds to the persons in whose names such fixed rate notes are registered at the close of business on the                and                immediately preceding the applicable interest payment date.

Floating Rate Notes

The floating rate notes will mature on                , 2023.

We will pay interest quarterly on the floating rate notes at the Three-Month LIBOR Rate plus        basis points (        %) per year (the “Margin”), reset quarterly, subject to the provisions set forth below. The interest rate for the initial interest period for the floating rate notes will be determined as described below on                , 2021. We will pay interest on the floating rate notes on                 ,                ,         and                of each year, each such date referred to as an “Interest Payment Date,” and also a “LIBOR Rate Reset Date,” until maturity or earlier redemption. The first Interest Payment Date and first LIBOR Rate Reset Date will be                 , 2021. The record date for interest payable on any Interest Payment Date shall be the close of business on (1) the business day immediately preceding such Interest Payment Date so long as all of the floating rate notes remain in book-entry only form, or (2) the 15th calendar day immediately preceding such Interest Payment Date if any of the floating rate notes do not remain in book-entry only form. See “—Book-Entry Delivery and Settlement” below and “Description of Debt Securities—Global Securities” beginning on page 8 of the accompanying prospectus. Interest on the floating rate notes will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each floating rate note will accrue from and including the last Interest Payment Date to which we have paid, or duly provided for the payment of, interest on that floating rate note to but excluding the next succeeding Interest Payment Date. No interest will accrue on the floating rate notes for the day on which the floating rate notes mature.

The floating rate notes will bear interest for each interest period at a rate determined by the Calculation Agent, except as set forth below. Promptly upon determination, the Calculation Agent will inform the trustee and us, or, in certain circumstances described below, we or our Designee will inform the trustee, of the interest rate for the next interest period.

The interest rate will be reset on the LIBOR Rate Reset Date and will be the interest rate applicable from such LIBOR Rate Reset Date (or, in the case of any day preceding the first LIBOR Rate Reset Date, the interest rate determined as described below on                , 2021) to the next succeeding LIBOR Rate Reset Date. The amount of interest payable for any interest period on the floating rate notes will be determined by us and will be computed by multiplying the floating rate for that interest period by a fraction, the numerator of which will be the actual number of days elapsed during that interest period (determined by including the first day of the interest period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the floating rate notes. The interest rate for any interest period will at no time be higher than the maximum rate then permitted by applicable law. Additionally, the interest rate will in no event be lower than zero.

If an Interest Payment Date, other than a redemption date or the maturity date of the floating rate notes, falls on a day that is not a business day, the Interest Payment Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding business day. Also, if a redemption date or the maturity date of the floating rate notes falls on a day that is not a business day, then payment of the interest or principal payable on that date will be made on the next succeeding day which is a business day, and no interest will be paid or other payment made in respect of such delay. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

If any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding business day.

Determining the Floating Rate

The “Three-Month LIBOR Rate” for each interest period beginning on a LIBOR Rate Reset Date, or                , 2021 in the case of the initial interest period, means the rate determined in accordance with the following provisions:

(1)

On the related LIBOR Interest Determination Date, the Calculation Agent will determine the Three-Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having an index maturity of three months which appears on the Bloomberg L.P. page “BBAM” (or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service), or, if on such interest determination date, the Three-Month LIBOR Rate does not appear or is not available on the designated Bloomberg L.P. page “BBAM” (or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service), the Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service), as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)

If the Three-Month LIBOR Rate cannot be determined as described above on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market selected by us to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, beginning on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by us for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by us are not providing quotations in the manner described by this paragraph, the rate for the interest period following the LIBOR Interest Determination Date will be the rate already in effect on that LIBOR Interest Determination Date.

The Calculation Agent shall not have any liability for (x) the selection of major reference banks in the London Inter-Bank Market or major banks in New York City used for purposes of calculating the Three-Month LIBOR Rate, or for the failure or unwillingness of any major reference banks in the London Inter-Bank Market or major banks in New York City to provide a quotation or (y) any quotations received from such major reference banks in the London Inter-Bank Market or major banks in New York City, as applicable. For the avoidance of doubt, if the rate appearing on the Bloomberg L.P. page “BBAM” or Reuters Page LIBOR01 for the Three-Month LIBOR Rate is unavailable, neither the Calculation Agent nor the trustee shall be under any duty or obligation to take any action other than the Calculation Agent’s obligation to take the actions expressly set forth herein and in the indenture, in each case whether or not quotations are provided by such major reference banks in the London Inter-Bank Market or major banks in New York City, as applicable. The Calculation Agent will not be obliged to solicit rates if it receives no quotations for three (3) consecutive London Business Days or if the Three-Month LIBOR Rate (or other applicable Benchmark) has been disrupted permanently or indefinitely.

Notwithstanding clause (1) and clause (2) in the preceding paragraph, if we (or our Designee) determine on or prior to the relevant LIBOR Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined herein) have occurred with respect to Three-Month LIBOR (or the then-current Benchmark, as applicable), then the provisions set forth below under “Effect of Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the floating rate note. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined herein) and the Margin specified in this prospectus supplement. In the event that LIBOR or applicable Benchmark is not available on any determination date, then unless the Calculation Agent is notified of a replacement benchmark in accordance with the terms of floating rate notes within three (3) London Business Days, the Calculation Agent shall use the interest rate in effect for the immediately prior interest period.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 3.456789% (or .03456789) being rounded to 3.45679% (or .0345679)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). Any percentage resulting from any calculation of any interest rate for the floating rate notes less than 0.00% will be deemed to be 0.00% (or .0000).

“Calculation Agent” means a banking institution or trust company appointed by us to act as calculation agent, initially U.S. Bank National Association.

“LIBOR Business Day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.

“LIBOR Interest Determination Date” means (i) the second LIBOR Business Day preceding each LIBOR Rate Reset Date or (ii)                , 2021 in the case of the initial interest period.

Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each interest period by the Calculation Agent, or in certain circumstances described below, by us or our Designee will be final and binding on us, the trustee, and the holders of the floating rate notes.

Neither the trustee, paying agent nor Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Three-Month LIBOR Rate (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any alternative reference rate or Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. Neither the trustee, paying agent, nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein and in the indenture as a result of the unavailability of the Three-Month LIBOR Rate (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Company, in providing any direction, instruction, notice or information required or contemplated herein and in the indenture and reasonably required for the performance of such duties. Neither the trustee nor the Calculation Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the floating rate notes, including but not limited to the Reuters Screen (or any successor source) or Bloomberg L.P. page “BBAM” or Reuters Page LIBOR01 or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

Any determination, decision or election that may be made by us or our Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in our or our Designee’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. Neither the trustee nor the Calculation Agent will have any liability for any determination made by or on behalf of us or our Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.

Effect of Benchmark Transition Event

Benchmark Replacement. If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time, except to the extent that such changes would increase or materially change or affect the duties, obligations or liabilities of the Calculation Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Calculation Agent, or would otherwise materially and adversely affect the Calculation Agent, in each case in its reasonable judgment, without such party’s express written consent.

Decisions and Determinations. Any determination, decision or election that may be made by us (or our Designee) pursuant to this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the floating rate notes, shall become effective without consent from any other party.

Certain Defined Terms. As used in this subsection “Effect of Benchmark Transition Event”:

“Benchmark” means, initially, the Three-Month LIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if we (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)

the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the floating rate notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period or compounded in advance) being established by us (or our Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)

if, and to the extent that, we (or our Designee) determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us (or our Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Margin specified in this prospectus supplement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Three-Month LIBOR Rate, 11:00 a.m., London time, on the LIBOR Interest Determination Date, and (2) if the Benchmark is not the Three-Month LIBOR Rate, the time determined by us (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Optional Redemption

We may redeem the fixed rate notes at any time on or after                , 2021 (the “Fixed Rate Par Call Date”), in whole or in part, at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. We do not have the right to redeem the fixed rate notes prior to the Fixed Rate Par Call Date.

We may redeem the floating rate notes at any time on or after                , 2021 (the “Floating Rate Par Call Date”), in whole or in part by paying 100% of the principal amount of the floating rate notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. We do not have the right to redeem the floating rate notes prior to the Floating Rate Par Call Date.

General

In the case of a partial redemption of either series of the notes, the applicable notes to be redeemed shall be selected by the trustee in accordance with the procedures of DTC from the outstanding notes not previously called for redemption. Notice of any redemption will be mailed by first class mail at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any notes of either series are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of notes of the applicable series to be redeemed. A partial redemption will not reduce the portion of any note not being redeemed to a principal amount of less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or the portions of the applicable notes called for redemption.

No Mandatory Redemption

We will not be required to redeem either series of notes before maturity.

No Sinking Fund

We will not be required to make any sinking fund payments with regard to either series of notes.

Restricted Subsidiaries

As of the date of this prospectus supplement, none of our subsidiaries would be considered a Restricted Subsidiary under the terms of the indenture.

Reports

We will:

(1)

file with the trustee, within 30 days after we have filed the same with the SEC, unless such reports are available on the SEC’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe), which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)

file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3)

transmit to all holders, as their names and addresses appear in the security register, within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act of 1939, as amended, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the SEC.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Settlement

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest will be made by us in immediately available funds.

The notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity or earlier redemption, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Because of time-zone differences, credits of notes received in Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, SA/NV (“Euroclear”), as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable proposed or promulgated Treasury regulations, and the applicable judicial and administrative interpretations, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion is applicable only to holders of notes who purchase the notes in the initial offering at their original issue price and deals only with the notes held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not held as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is a summary intended for general information only, and does not address all of the tax consequences that may be relevant to holders of notes in light of their particular circumstances, or to certain types of holders (such as banks and other financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities for U.S. federal income tax purposes or investors who hold the notes through such pass-through entities, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or currencies, regulated investment companies, real estate investment trusts, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax implications, or any aspect of U.S. federal tax law other than income taxation. We have not and will not seek any rulings or opinions from the Internal Revenue Service (“IRS”) or counsel regarding the matters discussed below. There can be no assurances that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE TAX CONSEQUENCES) AND THE POSSIBLE EFFECTS OF CHANGES IN THE U.S. FEDERAL INCOME TAX LAWS.

As used herein, a “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) a valid election to be treated as a U.S. person is in effect under the relevant Treasury regulations with respect to such trust. A “Non-U.S. Holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. Holder. A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note, and who is not otherwise a resident of the United States for U.S. federal income tax purposes, may be subject to special tax provisions and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note.

The U.S. federal income tax treatment of partners in partnerships holding notes generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisors regarding the U.S. federal income tax consequences to them and their partners of the acquisition, ownership and disposition of the notes.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. It is expected, and the rest of this discussion assumes, that both the fixed rate notes and the floating rate notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount (as determined under applicable Treasury regulations), a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Stated interest on the notes will constitute “qualified stated interest” under the Treasury regulations and generally will be taxable to any U.S. Holder as ordinary income at the time such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Retirement or Other Taxable Disposition. Upon the sale, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (a) the sum of cash plus the fair market value of other property received on the sale, retirement or other taxable disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be treated in the manner described above under “Payments of Interest”) and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note, reduced by any principal payments with respect to the note received by the U.S. Holder. Gain or loss recognized on the sale, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, retirement or other taxable disposition, the note has been held for more than one year. Certain U.S. Holders (including individuals) are currently eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code. U.S. Holders should consult their tax advisor regarding the treatment of capital gains and losses.

Medicare Tax and Reporting Obligations. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest. Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below and provided that a Non-U.S. Holder’s income and gains in respect of a note are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (or, in the case of an applicable tax treaty, attributable to the Non-U.S. Holder’s permanent establishment in the United States), payments of interest on a note to the Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (a) the Non-U.S. Holder does not own, directly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder, (b) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a “controlled foreign corporation” related, directly or constructively, to us through stock ownership, (c) the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (d) certain certification requirements (as described below) are met.

Under the Code and the applicable Treasury regulations, in order to satisfy the certification requirements and obtain an exemption from U.S. federal withholding tax, either (a) a Non-U.S. Holder must provide its name and address and certify, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and that holds the notes on behalf of the Non-U.S. Holder, must certify, under penalties of perjury, that such certificate has been received from such Non-U.S. Holder by such Financial Institution or by another Financial Institution between such Financial Institution and such Non-U.S. Holder and, if required, must furnish the payor with a copy thereof. Generally, the foregoing certification requirement may be met if a Non-U.S. Holder delivers a properly executed IRS Forms W-8BEN or W-8BEN-E (or suitable successor or substitute form). Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30%, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

A Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to interest on a note (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) if such interest is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the Non-U.S. Holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States. Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Non-U.S. Holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Retirement or Other Disposition. Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, retirement or other disposition of the notes so long as the holder provides us or the paying agent with the appropriate certification, unless (a) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition (even though such holder is not considered a resident of the United States) and certain other conditions are met, or (b) the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. Holder. In addition, corporate Non-U.S. Holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

U.S. Holders. Generally, information reporting will apply to payments of principal and interest on the notes to a U.S. Holder and to the proceeds of a sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding generally will apply to such payments unless a U.S. Holder (a) is an exempt recipient and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct (typically by providing such certification on IRS Form W-9) and that the U.S. Holder has not been notified by the IRS that such U.S. Holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. When required, we or our paying agent will report payments of interest on the notes to a Non-U.S. Holder and the amount of any tax withheld from such payments annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable tax treaty. Backup withholding of U.S. federal income tax will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds of the sale or other disposition of the notes by or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no actual knowledge or reason to know to the contrary. Payments of the proceeds of a sale or other disposition of the notes by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (such sections commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% U.S. federal withholding tax may be imposed on payments of interest made to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury, it must, among other things, identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An applicable intergovernmental agreement regarding FATCA between the United States and a non-U.S. entity’s jurisdiction may modify the general rules described above. Pursuant to proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors should consult their tax advisors regarding FATCA.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Mizuho Securities USA LLC and TD Securities (USA) LLC are acting as the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriter	Principal Amount of the Fixed Rate Notes	Principal Amount of the Floating Rate Notes
J.P. Morgan Securities LLC	$	$
Mizuho Securities USA LLC.
TD Securities (USA) LLC
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.

Total	$	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of                % of the principal amount of the fixed rate notes and a concession not in excess of                % of the principal amount of the floating rate notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of                % of the principal amount of the fixed rate notes and a concession not in excess of                % of the principal amount of the fixed rate notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed.

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $1 million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Each series of the notes will be a new issue of securities with no established trading market. Neither series of notes will be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in each series notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for either series of the notes will develop. If an active public market for either series of the notes does not develop, the market price and liquidity of the applicable series of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, but may engage in these activities, or may end any of these activities, at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of business, certain of the underwriters or their affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. Certain of the underwriters or their respective affiliates are lenders under our revolving credit facilities. Certain of the underwriters or their affiliates are dealers under our commercial paper program and are also, from time to time, holders of our commercial paper. Because we may use some of the proceeds of this offering to repay borrowings under our commercial paper program, it is possible that such underwriters could receive a portion of the proceeds from the offering of the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

We expect that delivery of the notes will be made against payment therefor on or about                 , 2021, which will be the                business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in two business days, and purchasers who wish to trade notes on the date of pricing or any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+    , to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisers.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU)

2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Singapore

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with exemptions in Subdivision 4, Division 1, Part XIII of the SFA, or as otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the FIEA) and each underwriter has represented and agreed that it has not and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan, any corporation or other entity organized under the laws of Japan or having its main office in Japan, or a branch, agency or other office in Japan of a non-resident, irrespective of whether it is legally authorized to represent its principal), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any applicable rules, regulations and governmental guidelines of Japan.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Hong Kong

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning thereof, and that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP and Hunton Andrews Kurth LLP will opine for us as to the validity of the offered notes. Certain legal matters with respect to the offering of the notes will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Atmos Energy appearing in Atmos Energy’s Annual Report (Form 10-K) for the year ended September 30, 2020, including Schedule II appearing therein, and the effectiveness of Atmos Energy’s internal control over financial reporting as of September 30, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Atmos Energy for the three-month periods ended December 31, 2020 and 2019, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated February 2, 2021, included in Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Atmos Energy Corporation

By this prospectus, we offer up to

$4,000,000,000

of debt securities and common stock.

We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 3 of this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “ATO.”

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 11, 2020

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us,” and “Atmos Energy” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those stated. Important factors that could cause future results to differ include, but are not limited to:

•	state and local regulatory trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	increased federal regulatory oversight and potential penalties;

•	possible increased federal, state and local regulation of the safety of our operations;

•	possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs;

•	the inherent hazards and risks involved in distributing, transporting and storing natural gas;

•	the capital-intensive nature of our business;

•	our ability to continue to access the credit and capital markets to execute our business strategy;

•	market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk;

•	the concentration of our operations in Texas;

•	the impact of adverse economic conditions on our customers;

•	changes in the availability and price of natural gas;

•	the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services;

•	increased competition from energy suppliers and alternative forms of energy;

•	adverse weather conditions;

•	increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements;

•	the inability to continue to hire, train and retain operational, technical and managerial personnel;

•	the impact of climate change;

•	the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	increased dependence on technology that may hinder the Company’s business if such technologies fail;

•

the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•	natural disasters, terrorist activities or other events; and

•	other risks and uncertainties discussed in this prospectus, any accompanying prospectus supplement and our other filings with the Securities and Exchange Commission (the “SEC”).

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe our forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

For additional factors you should consider generally and when evaluating these forward-looking statements, please see “Risk Factors” below, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019. See also “Incorporation of Certain Documents by Reference” on page 25 of this prospectus, as well as the applicable prospectus supplement.

RISK FACTORS

Investing in our debt securities or our common stock involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or in the applicable prospectus supplement before you invest in our debt securities or common stock.

ATMOS ENERGY CORPORATION

Atmos Energy Corporation, headquartered in Dallas, Texas, and incorporated in Texas and Virginia, is one of the country’s largest natural-gas-only distributors based on number of customers. We deliver natural gas through regulated sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers in eight states located primarily in the South. We also operate one of the largest intrastate pipelines in Texas based on miles of pipe.

We manage and review our consolidated operations through the following reportable segments:

•	The distribution segment is primarily comprised of our regulated natural gas distribution and related sales operations in eight states.

•	The pipeline and storage segment is comprised primarily of the pipeline and storage operations of our Atmos Pipeline—Texas division and our natural gas transmission operations in Louisiana.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion of the debt securities into our common stock; and

•	common stock.

The aggregate initial offering price of all securities sold will not exceed $4,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers. The offer and sale of securities by this prospectus is subject to receipt of satisfactory regulatory approvals in three states, all of which have been received and are currently in effect.

Prospectus Supplements

This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement, which will be attached to the front of this prospectus, we will include, among other things, the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may otherwise be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus for general corporate purposes, including for working capital, repaying indebtedness and funding capital projects and other growth.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms that we anticipate will be common to all series of debt securities. Please note that the terms of any series of debt securities that we may offer may differ significantly from the common terms described in this prospectus. Many of the other terms of any series of debt securities that we offer, and any differences from the common terms described in this prospectus, will be described in the prospectus supplement for such securities to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an indenture will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on behalf of the purchasers of the debt securities. We have entered into an indenture with U.S. Bank National Association, as trustee (the “indenture”), which is subject to the Trust Indenture Act of 1939. The trustee under the indenture has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

As this section is a summary of some of the terms of the debt securities we may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture for those securities and those other documents, and not this description, will define your rights as a holder of our debt securities. We filed a copy of the indenture with the SEC as an exhibit to our Current Report on Form 8-K filed March 26, 2009, and it is incorporated in this prospectus by reference. We may file any such other documents as exhibits to an annual, quarterly or current report that we file with the SEC following their execution. See “Where You Can Find More Information” for information on how to obtain copies of the indenture and any such other documents. References to the “indenture” mean the indenture that will define your rights as a holder of debt securities. Capitalized terms used in this section and not otherwise defined have the meanings set forth in the indenture.

General

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. Subordinated debt securities will rank junior to our senior indebtedness, including our credit facilities.

You should read the prospectus supplement that will describe the following terms of the series of debt securities offered by the prospectus supplement:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	the ranking of the debt securities;

•	if the debt securities are subordinated, the terms of subordination;

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the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

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the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

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the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

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the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

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whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

•	any modifications, deletions or additions to the events of default or covenants with respect to the debt securities described in this prospectus;

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if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any modifications, deletions or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

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if we do not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether we will issue the debt securities in certificated form or the identity of any alternative depository;

•	the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•	the denomination or denominations in which the debt securities will be issued, if other than denominations of $2,000 or any integral multiple of $1,000 in excess thereof;

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any provisions requiring us to pay Additional Amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts;

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whether the debt securities will be convertible into or exchangeable for other debt securities or common shares, and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period and any other provision related to the debt securities; and

•	any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include Additional Amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be multiple series of debt securities issued thereunder and more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, you will not own the debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

Street Name Holders. In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

If we issue debt securities only in the form of a global security, you should be aware of the following:

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you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in the special situations that we describe below;

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you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

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DTC requires, and other depositories may require, that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

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financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

The special situations for termination of a global security are as follows:

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if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “Events of Default.”

If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Covenants

This section summarizes the material covenants in the indenture. Please refer to the applicable prospectus supplement for information about any changes to our covenants, including any addition or deletion of a covenant, and to the indenture for information on other covenants not described in this prospectus or the applicable prospectus supplement.

Limitations on Liens. We covenant in the indenture that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary, known as Restricted Securities, without making effective provision for the Outstanding Securities, other than debt securities of any series not entitled to the benefit of this covenant, to be secured by a Lien equally and ratably with, or prior to (or in the case of debt securities of any series that are subordinated in right of payment to the Indebtedness secured by such Lien, by a Lien subordinated to), the Lien securing such Indebtedness for so long as the Indebtedness is so secured, except that the foregoing restriction does not apply to:

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any Lien existing on the date of the first issuance of debt securities of the relevant series under the indenture, or existing on such other date as may be specified in any supplemental indenture, board resolution or officers’ certificate with respect to such series;

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any Lien on any Principal Property or Restricted Securities of any person existing at the time such person is merged or consolidated with or into us or a Restricted Subsidiary, or becomes a Restricted Subsidiary, or arising thereafter otherwise than in connection with the borrowing of money arranged thereafter and pursuant to contractual commitments entered into prior to and not in contemplation of such person’s becoming a Restricted Subsidiary;

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any Lien on any Principal Property or Restricted Securities existing at the time we or a Restricted Subsidiary acquire such Principal Property or Restricted Securities, whether or not such Lien is assumed by us or such Restricted Subsidiary, provided that no such Lien may extend to any other Principal Property or Restricted Securities of ours or any Restricted Subsidiary;

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any Lien on any Principal Property, including any improvements on an existing Principal Property, of ours or any Restricted Subsidiary, and any Lien on Restricted Securities of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property, or to secure Indebtedness incurred by us or a Restricted Subsidiary for the purpose of financing all or any part of such cost; provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of that Principal Property and, provided further, that no such Lien may extend to any other Principal Property of ours or any Restricted Subsidiary, other than any currently unimproved real property on which the Principal Property has been constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Indebtedness owed to us or to a Restricted Subsidiary;

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any Lien in favor of a governmental body to secure advances or other payments under any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

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any extension, renewal, substitution or replacement, or successive extensions, renewals, substitutions or replacements, in whole or in part, of any Lien referred to in any of the bullet points above, provided that the Indebtedness secured thereby may not exceed the principal amount of Indebtedness that is secured at the time of the renewal or refunding, plus any premium, cost or expense in connection with such extensions, renewals, substitutions or replacements, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements, shares of stock or Indebtedness that secured the Lien that was renewed or refunded; or

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any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the above restrictions, excluding Indebtedness secured by Liens permitted under the above exceptions, and the Attributable Debt in respect of all Sale and Leaseback Transactions, not including Attributable Debt in respect of any such Sale and Leaseback Transactions described in the last two bullet points in the following paragraph, would not then exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions. We covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

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we or a Restricted Subsidiary would be entitled, without securing the Outstanding Securities of any series, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of such Sale and Leaseback Transaction pursuant to the provisions described in the preceding paragraph;

•	the Attributable Debt associated with the Sale and Leaseback Transaction would be in an amount permitted under the last bullet point of the preceding paragraph;

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the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction are to be used for our business and operations or the business and operations of any Subsidiary; or

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within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction is applied to the prepayment, other than mandatory prepayment, of any Outstanding Securities or Funded Indebtedness that is owed by us or a Restricted Subsidiary, other than Funded Indebtedness that is held by us or any Restricted Subsidiary or our Funded Indebtedness that is subordinate in right of payment to any Outstanding Securities that are entitled to the benefit of this covenant.

Definitions. Following are definitions of some of the terms used in the covenants described above.

“Attributable Debt” means, as to any lease under which any person is at the time liable for rent, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term, excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents, discounted from the respective due dates thereof at the rate of interest (or Yield to Maturity, in the case of original issue discount securities) borne by the then Outstanding Securities, compounded monthly.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests, however designated, in stock issued by a corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding any portion thereof constituting Funded Indebtedness; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our most recent consolidated balance sheet contained in our latest quarterly or annual report filed with the SEC under the Securities Exchange Act of 1934, as amended, and computed in accordance with generally accepted accounting principles.

“Funded Indebtedness” means, as applied to any person, all Indebtedness of such person maturing after, or renewable or extendible at the option of the person beyond, 12 months from the date of determination.

“Indebtedness” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered, for purposes of this definition, to result in a Lien:

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any acquisition by us or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof;

•	any conveyance or assignment whereby we or any Restricted Subsidiary conveys or assigns to any person or persons an interest in oil, gas or any other mineral in place or the proceeds thereof;

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any Lien upon any property or assets either owned or leased by us or a Restricted Subsidiary or in which we or any Restricted Subsidiary owns an interest that secures for the benefit of the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets, or property or assets with which it is unitized, the payment to such person or persons of our proportionate part or the Restricted Subsidiary’s proportionate part of such development or operating expenses;

•	any lease classified as an operating lease under generally accepted accounting principles;

•	any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith; or

•	any guarantees that we make for the repayment of Indebtedness of any Subsidiary or guarantees by any Subsidiary of the repayment of Indebtedness of any entity.

“Non-Recourse Indebtedness” means, at any time, Indebtedness incurred after the date of the indenture by us or a Restricted Subsidiary in connection with the acquisition of property or assets by us or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of this Indebtedness and under applicable law, the recourse at such time and thereafter of the lenders with respect to such Indebtedness is limited to the property or assets so acquired, or the construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to the Indebtedness or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to us, any Subsidiary of ours or any other person for (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received from secured assets to be paid to the lender, waste and mechanics’ liens or similar matters.

“Principal Property” means any natural gas distribution property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated Subsidiaries.

“Restricted Subsidiary” means any Subsidiary the amount of Consolidated Net Tangible Assets of which constitutes more than 10% of the aggregate amount of Consolidated Net Tangible Assets of us and our Subsidiaries.

“Sale and Leaseback Transaction” means any arrangement with any person in which we or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to that person, other than any such arrangement involving:

•	a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles;

•	leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

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leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property, whichever is later.

“Subsidiary” of ours means:

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a corporation, a majority of whose Capital Stock with rights, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by us, by one or more of our Subsidiaries or by us and one or more of our Subsidiaries; or

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any other person, other than a corporation, in which at the date of determination we, one or more of our Subsidiaries or we and one or more of our Subsidiaries, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs of that person.

Consolidation, Merger or Sale of Assets. Under the terms of the indenture, we will be generally permitted to consolidate with or merge into another entity. We will also be permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

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the resulting entity, or the person to which such assets will have been sold or transferred, must agree to be legally responsible for all our obligations relating to the debt securities and the indenture;

•	the transaction must not cause a default or an Event of Default, or an event that with notice or lapse of time or both would become an Event of Default, as described below;

•	the resulting entity, or the person to which such assets will have been sold or transferred, must be organized under the laws of the United States or one of the states or the District of Columbia; and

•	we must deliver an officers’ certificate and legal opinion to the trustee with respect to the transaction.

In the event that we engage in one of these transactions and comply with the conditions listed above, we would be discharged from all our obligations and covenants under the indenture and all obligations under the Outstanding Securities, with the successor corporation or person succeeding to our obligations and covenants.

In the event that we engage in one of these transactions, the indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien securing Indebtedness, then the debt securities, other than debt securities not entitled to the benefits of specified covenants, must be secured, as to such Principal Property or Restricted Securities, equally and ratably with (or prior to or, in the case of debt securities that are subordinated in right of payment to the Indebtedness secured by such Lien or in the case of other Indebtedness of ours that is subordinated to the debt securities, on a subordinated basis to such Lien securing) the Indebtedness or obligations that upon the occurrence of such transaction would become secured by the Lien, unless the Lien could be created under the indenture without equally and ratably securing the debt securities (or, in the case of debt securities that are subordinated in right of payment to the Indebtedness secured by such Lien, on a subordinated basis to such Lien).

Modification or Waiver

There are two types of changes that we can make to the indenture and the debt securities.

Changes Requiring Approval. With the consent of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected (including any such approvals obtained in connection with a tender or exchange offer for outstanding debt securities), we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or any installment of interest on any debt security;

•	reduce the principal amount of, any premium on, or the rate of interest on any debt security;

•	change any of our obligations to pay Additional Amounts;

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reduce the amount of the principal that would be due and payable upon a declaration of acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	adversely affect any right of repayment at the holder’s option;

•	change the place of payment of a debt security;

•	impair the holder’s right to sue for payment;

•	adversely affect any right to convert or exchange a debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of a series, the consent of whose holders is required to modify or amend the indenture; or

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modify certain provisions of the indenture dealing with suits for enforcement of payment by the trustee or modification and waiver, except to increase any percentage of consents required to amend the indenture or for any waiver, or to modify the provisions of the indenture dealing with the unconditional right of the holders of the debt securities to receive principal, premium, if any, and interest.

Changes Not Requiring Approval. The second type of change does not require the consent of any holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Additionally, we do not need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

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for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•

for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the applicable prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Events of Default

Holders of debt securities will have special rights if an Event of Default occurs as to the debt securities of their series that is not cured, as described later in this subsection. Please refer to the applicable prospectus supplement for information about any changes to the Events of Default, including any addition of a provision providing event risk or similar protection.

What is an Event of Default? The term “Event of Default” as to the debt securities of a series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium, if any, on a debt security of the series at its maturity;

•	we do not deposit any sinking fund payment when and as due by the terms of any debt securities requiring such payment;

•

we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement not for the benefit of the series, for 60 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series;

•

we or a Restricted Subsidiary is in default under any matured or accelerated agreement or instrument under which we have outstanding Indebtedness for borrowed money or guarantees, which individually is in excess of $25,000,000, and we have not cured any acceleration within 30 days after we receive notice of this default from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series, unless prior to the entry of judgment for the trustee, we or the Restricted Subsidiary remedy the default or the default is waived by the holders of the indebtedness;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default provided for the benefit of debt securities of the series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities or in the payment of any sinking fund installment with respect to the debt securities.

Remedies if an Event of Default Occurs. If an event of default has occurred and is continuing, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount and all accrued interest of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity.

If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration if all events of default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•

all unpaid principal and any premium, if any, of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal and any premium, if any;

•	all interest on such overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions if the directions conflict with any law or the indenture or expose the trustee to personal liability. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the trustee and bring his or her own lawsuit or other formal legal action or take other steps to enforce his or her rights or protect his or her interest relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on his or her debt securities on or after the due date without complying with the foregoing.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, any premium, or interest on any debt security; or

•	in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

Each year, we will furnish the trustee with a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Defeasance and Covenant Defeasance

Unless we provide otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•

we must deposit in trust for the benefit of all holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants in the indenture. This is called “covenant defeasance.” In that event, you would lose the protection of any such covenants but would gain the protection of having money and obligations issued or guaranteed by the U.S. government set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the deposit described above without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Debt Securities Issued in Non-Global Form

If any debt securities cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $2,000 and amounts that are integral multiples of $1,000 in excess thereof.

Holders may exchange their debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for a holder’s debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Payment Mechanics

Who Receives Payment? If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depository.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described above under “What is a Global Security?”.

Payments on Non-Global Securities. For a debt security in non-global form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check, at the paying agent described below, against surrender of the debt security. We will make all payments by check in next-day funds; for example, funds that become available on the day after the check is cashed.

Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, we will make payment only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Regular Record Dates. We will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

Paying Agents. We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

The Trustee Under the Indenture

U.S. Bank National Association is the trustee under the indenture for our debt securities. We will identify any other entity acting as the trustee for a series of debt securities that we may offer in the prospectus supplement for the offering of such debt securities.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

DESCRIPTION OF COMMON STOCK

The following summary of our common stock, no par value per share (the “common stock”), is based on and qualified by reference to, our Restated Articles of Incorporation filed in Texas and Virginia (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of our equity securities, including our common stock, refer to the Articles of Incorporation and Bylaws, each of which are filed as exhibits to our annual reports on Form 10-K filed with the SEC. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 200,000,000 shares of common stock, no par value, of which 122,267,437 shares were outstanding on February 10, 2020. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of common stock may be required by law or our Articles of Incorporation, an act of the shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote on a matter and represented in person or by proxy at a meeting at which a quorum is present. The power to alter, amend or repeal the Bylaws, and to adopt new Bylaws, is vested in our Board of Directors, subject to repeal or change by the affirmative vote of the holders of 75 percent of the outstanding shares of common stock entitled to vote thereon.

Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the trading symbol “ATO.”

Charter and Bylaws Provisions

Some provisions of our Articles of Incorporation and Bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer you to our Articles of Incorporation and Bylaws for more information.

Cumulative Voting. Our Articles of Incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

Removal of Directors. Our Articles of Incorporation and Bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75 percent of the shares then entitled to vote at an election of directors.

Fair Price Provisions. Article VII of our Articles of Incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which, alone or together with its affiliates or associates, owns or controls 10 percent or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10 percent shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10 percent shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75 percent of the outstanding shares of voting capital stock held by our shareholders other than the 10 percent shareholder, unless a majority of the directors who were members of our board immediately prior to the time the 10 percent shareholder involved in the proposed transaction became a 10 percent shareholder have either:

•	expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10 percent shareholder to become a 10 percent shareholder; or

•	approved the transaction either in advance of or subsequent to the 10 percent shareholder becoming a 10 percent shareholder.

The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75 percent of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10 percent shareholder, such action must also be approved by the affirmative vote of at least 75 percent of the outstanding shares of our voting capital stock held by the shareholders other than the 10 percent shareholder.

Shareholder Proposals and Director Nominations. Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our Bylaws.

Shareholder proposals (other than those sought to be included in our proxy statement) must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was provided or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC’s proxy rules. To be included in our proxy statement for an annual meeting, our corporate secretary must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC and the written consent of the shareholder’s nominee to serve as a director.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may designate underwriters or agents to solicit purchases of shares of our common stock for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at-the-market offerings.” We will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell the shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in a prospectus supplement. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another broker dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our shares. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP and Hunton Andrews Kurth LLP, Richmond, Virginia, have each rendered an opinion with respect to the validity of the securities that may be offered under this prospectus. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made under this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Atmos Energy appearing in Atmos Energy’s Annual Report (Form 10-K) for the fiscal year ended September 30, 2019 (including the schedule appearing therein), and the effectiveness of Atmos Energy’s internal control over financial reporting as of September 30, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Atmos Energy for the three-month periods ended December 31, 2019 and December 31, 2018, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated February 4, 2020, included in Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. Unless specifically listed below under “Incorporation of Certain Documents by Reference” the information contained on the SEC website is not incorporated by reference into this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, which registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or the applicable prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 or corresponding information furnished under Item 9.01 as an exhibit, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended September 30, 2019;

•

The following pages and captioned text contained in our definitive proxy statement for the annual meeting of shareholders on February 5, 2020 and incorporated into our annual report on Form 10-K: pages 7 through 14 under the captions “Corporate Governance and Other Board Matters — Independence of Directors” “— Committees of the Board of Directors” and “— Related Party Transactions and Review Policy;” pages 18 through 24 under the caption “Proposal One — Election of Directors — Nominees for Director;” pages 25 through 27 under the caption “Director Compensation;” pages 28 through 29 under the captions “Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm — Audit and Related Fees” and “— Audit Committee Pre-Approval Policy;” pages 31 through 42 under the caption “Compensation Discussion and Analysis;” pages 43 through 56 under the caption “Named Executive Officer Compensation;” pages 57 through 58 under the caption “Other Executive Compensation Matters;” and pages 59 through 60 under the caption “Beneficial Ownership of Common Stock”;

•	Our quarterly report on Form 10-Q for the quarter ended December 31, 2019; and

•	Our current reports on Form 8-K filed on October 2, 2019 (two filed on this date) and February 10, 2020.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Attention: Jennifer Hills

(972) 934-9227

Our website is www.atmosenergy.com; any information on or connected to our website is not part of this prospectus.

$

Atmos Energy Corporation

$                % Senior Notes due 2023

$                 Floating Rate Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Mizuho Securities

TD Securities

BNP PARIBAS

Credit Agricole CIB

MUFG

US Bancorp

            , 2021